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                                  Exhibit 23(i)

                         OPINION AND CONSENT OF COUNSEL

October 27, 2000


Monument Series Fund
7920 Norfolk Avenue
Suite 500
Bethesda, Maryland 20814

Ladies and Gentlemen:

       This opinion is given in connection with the filing with the Securities and Exchange Commission ("SEC") by Monument Series Fund, a Delaware business trust ("Company") of Post-Effective Amendment No. 9 to the Registration Statement on Form N-1A ("Registration Statement") under the Securities Act of 1933 ("1933 Act") and Amendment No. 11 under the Investment Company Act of 1940 ("1940 Act") (File Nos. 333-26223 and 811-8199). This filing relates to existing Class A, Class B and Class C shares of beneficial interest. In addition, the filing relates to three separate existing series of the Company: (i) Monument Medical Sciences Fund; (ii) Monument Telecommunications Fund; and (iii) Monument Internet Fund, which is becoming Monument Digital Technology Fund with the effectiveness of this registration statement. An additional series, Monument New Economy Fund, has been declared effective but has not yet commenced operations. In addition, the Company is adding an additional series by this filing: Monument Genomics Fund. The authorized shares of beneficial interest of the Portfolios are referred to in this opinion as the "Shares."

       This firm has examined the following documents: Articles of Incorporation; Articles of Amendment; proposed Declaration of Trust; By-Laws; Registration Statement on Form N-1A filed on April 30, 1997; Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A filed on October 21, 1997; Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A filed on December 27, 1997; Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A filed on June 12, 1998; Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A filed on September 29, 1998; Post-Effective Amendment No. 3 to the Registration Statement on Form N-1A filed on November 3, 1998; Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A filed on March 1, 1999; Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A filed on April 15, 1999; Post-Effective Amendment No. 6 to the Registration Statement on Form N-1A filed on August 3, 1999; Post-Effective Amendment No. 7 to the Registration Statement on Form N-1A filed on or about January 18, 2000; Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A filed on or about March 10, 2000; and Post-Effective Amendment No. 9 to the Registration Statement on Form N-1A to be filed on or about October 30, 2000; pertinent provisions of the laws of the State of Delaware; and such other records, certificates, documents and statutes that this firm has deemed relevant in order to render the opinion expressed in this letter.


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       Based on the examination, this firm is of the opinion that:

1. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

2. The Shares to be offered for sale by the Company, when issued in the manner contemplated by the Registration Statement, as amended, will be legally issued, fully-paid and non-assessable.

       This letter expresses the firm's opinion as to the Delaware Business Trust Act governing matters such as the due organization of the Company and the authorization and issuance of the Shares, but does not extend to the securities or "Blue Sky" laws of Delaware or to federal securities or other laws.

       This firm consents to the use of this opinion as an exhibit to the Registration Statement, as amended.

Very truly yours,



BETH-ANN ROTH, P.C.